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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

 NOTIFICATION OF LATE FILING                              SEC FILE NUMBER
                                                            33-12613-NY

                                                            CUSIP NUMBER
                                                             22-2814206

                  (Check One):
 [ ] Form 10-K and Form 10-KSB [ ] Form 20-F     [ ] Form 11-K
 [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

         For Period Ended:                December 31, 2000
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Transition Report on Form 10-K
         [] Transition Report on Form 20-F
         [] Transition Report on Form 11-K
         [] Transition Report on Form 10-Q
         [] Transition Report on Form N-SAR

         For the Transition Period Ended:
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Read Instructions (on back page) Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify
the Item(s) to which the notification relates:            ALL
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PART I - REGISTRANT INFORMATION

Full Name of Registrant
Former Name if Applicable

                         CELESTIAL VENTURES CORPORATION
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Address of Principal Executive Office (Street and Number)
             382 Route 59, Section #310, Monsey, New York 10952
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         City, State and Zip Code
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Part II - Rules 12b-25 (b) and (c)

[ X ] (a) The reasons described in detail in Part III of this Form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; and subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

Part III - Narrative

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

         The individuals responsible for the filing of Form 10-K have been unduly burdened with other demanding business issues.

Part IV - Other Information

         (1) Name and telephone number of person to contact in regard to this notification

          Irwin Schneidmill              (914)                 369-0132
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            (Name)                      (Area Code)     (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                    [ X ]  Yes          [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    [  ] Yes            [X ] No
         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                         CELESTIAL VENTURES CORPORATION
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereto duly authorized

Date  February 13, 2001                   By   /s/Irwin Schneidmill
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                                              Irwin Schneidmill, President

INSTRUCTION: The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing this form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative [other than an executive officer], evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.

ATTENTION: Intentional misstatements or omissions of fact constitute Federal Criminal Violation [See 18 U.S.C. 1001]